NEWS RELEASE

The Hartford Unveils Refreshed Brand With Modernized Stag Logo

As part of the brand launch, company expands philanthropy programs, renames holding company and business segments

HARTFORD, Conn., Feb. 6, 2025 – The Hartford launched its new brand, featuring a bold, contemporary look for its iconic stag logo that honors the company’s rich history while demonstrating its modern, visionary spirit.

“As we embrace an ambitious growth-and-innovation strategy centered on our customers and their changing needs, our brand must evolve with the business,” said The Hartford’s Chairman and CEO Christopher Swift. “The new brand celebrates The Hartford’s strength, built on centuries of trust from the businesses, workers, and people we support every day. The modern design points to our bold future, inspired by innovation and a relentless focus on our customers.”

The company’s stag logo remains the centerpiece of the brand, symbolizing strength, confidence and resilience. The new design reflects the grandeur of “The Monarch of the Glen,” a painting completed in 1851 by Sir Edwin Landseer, which has been an inspiration for The Hartford’s logo since 1875. This modern representation showcases the stag looking over his herd and gazing confidently into the future.

“Our modernized brand is a representation of who we are as an insurance leader and how we demonstrate to customers, through our actions, that we prioritize their needs and uphold our commitments,” said The Hartford’s Chief Marketing and Communications Officer Claire Burns. “This is a valuable opportunity to create lasting impressions and deepen relationships with customers, employees and the world at large.”

The company updated its color palette and typography to create a vibrant new identity that leaves a memorable impact. The new core colors are – black for stability, claret for the company’s heritage, and fuchsia for modernity. Additionally, white and warm-gray will enhance the design of company materials, providing clarity and balance.

Starting today, the company’s brand will be visible to the public on TV, digital platforms and The Hartford’s refreshed website. Following the initial launch, the company will roll out advertising for specific business lines and continue to update its branding across platforms and materials over the next few years.

The Hartford worked with agency partners Pentagram and Solve to develop the refreshed brand identity and new campaign.

Philanthropy Focus On Small Businesses, Mental Health

As part of the refreshed brand, the company is increasing its annual philanthropy spending by more than 30%, to help support small businesses, revitalize main streets in historic downtown neighborhoods, and address mental health stigma in the workplace. This includes an expansion of the company’s Small Business Accelerator pilot with Main Street America (MSA), which creates commercial space and repurposes blighted storefronts helping small businesses with access to affordable commercial real estate and restoring vibrancy to communities. Over the next three years, in partnership with MSA, The Hartford will develop multi-use commercial space in 15 communities across the country benefiting 1,500 small businesses.

In addition, the company is expanding its partnership with Active Minds, providing mental health resources and support for the next generation of workers. This includes sponsorship of the Send Silence Packing® exhibit featuring 100 backpacks with 100 personal stories covering themes of loss, survival and resilience. With The Hartford’s support, Active Minds will bring the educational event to 60-80 colleges and communities this year, reaching more than half a million youth and young adults in the U.S.

Name Changes For Holding Company And Business Segments

In conjunction with the brand launch, The Hartford updated its holding company name to The Hartford Insurance Group, Inc., effective today. The company’s ticker symbol (NYSE: HIG) will not change and its common stock will begin trading on the New York Stock Exchange as The Hartford Insurance Group, Inc., on Feb. 18, 2025.

Additionally, some of the business segments will be renamed. Commercial Lines will become Business Insurance; Personal Lines will be Personal Insurance; and Group Benefits will be Employee Benefits. There is no change to Hartford Funds’ name.

About The Hartford

The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.

The Hartford Insurance Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2023 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

From time to time, The Hartford may use its website and/or social media channels to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contact: Investor Contact:
Matthew Sturdevant Susan Spivak Bernstein
860-547-8664 860-547-6233
matthew.sturdevant@thehartford.com susan.spivak@thehartford.com